EXHIBIT 1.01

Rapid Micro Biosystems, Inc.
Conflict Minerals Report
For the reporting period from January 1, 2023 to December 31, 2023

Rapid Micro Biosystems, Inc. (“we”, “us” or the “Company”) presents this Conflict Minerals Report (“CMR”) for the reporting period from January 1, 2023 to December 31, 2023 (“Reporting Year 2023”) in accordance with Rule 13p-1 (the “Rule”) under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”).

The Rule applies to companies required to file reports with the U.S. Securities and Exchange Commission (“SEC”) under Section 13(a) or 15(d) of the Exchange Act if any of the products they manufacture or contract to manufacture contain conflict minerals necessary to the functionality or production of the product (“in-scope products”).

As defined by SEC Form SD, “conflict minerals” include columbite-tantalite (“coltan”), cassiterite, wolframite and/or gold or their derivatives, which are limited to tantalum, tin, and tungsten (each a “3TG metal”). “Covered Countries” collectively refer to the Democratic Republic of the Congo or an adjoining country. Please refer to the requirements of SEC Form SD for definitions of many of the terms used in this report.

COMPANY OVERVIEW

We are an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics and cell and gene therapies, vaccines, and sterile injectables. Our flagship Growth Direct platform automates and modernizes the antiquated, manual microbial quality control (“MQC”), testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct platform brings the quality control lab to the manufacturing floor, unlocking the power of MQC automation to deliver the faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making that our customers rely on to ensure safe, consistent and timely supply of important healthcare products.

APPLICABILITY

Our products contain components that may contain one or more 3TG metals. For example, 3TG may be found in certain components contained in our Growth Direct system, including camera motherboards, robot controller motherboards, server motherboards, small electrical connectors and control boards and connectors.

We conducted reasonable due diligence regarding the source and chain of custody of the conflict minerals in our products. Based on our efforts, we have reason to believe that some of the conflict minerals present in our supply chain may have originated from Covered Countries and may not be from recycled or scrap sources. We are unable to determine with assurance the origin of all conflict minerals in our products at this time. We are submitting this CMR as an exhibit to our Form SD.

REASONABLE COUNTRY OF ORIGIN INQUIRY

In accordance with the Rule, we carried out a Reasonable Country of Origin Inquiry (“RCOI”) and due diligence process to determine the origin of the 3TG metals used in our in-scope products.

The smelters and refiners (”Smelters”) that produce 3TG metals and the mines from which the minerals are originally sourced are many steps away from the Company in the supply chain. Therefore, we relied on our suppliers to provide information to support our due diligence efforts. In undertaking our RCOI, we conducted a targeted survey of our direct material suppliers, utilizing the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”). We reviewed the collected CMRTs to identify suppliers’ respective risk levels, determine country of origin and/or sourcing from recycled or scrap sources, and determine if due diligence is required.

RCOI CONCLUSION

Based on data collected from our suppliers for Reporting Year 2023, we have reason to believe that some 3TG metals contained in our products may have originated from Covered Countries and may not be from recycled or scrap sources. As such, we have conducted due diligence as described below.

RESPONSIBLE MINERAL SOURCING

3TG metals come from many different Smelters in a complex and often opaque supply chain. Minerals are extracted from mines. Smelters then receive those minerals and process them into usable metals. These metals are then incorporated into products or components thereof.

We aspire to source materials responsibly and to comply with all relevant disclosure regulations, with the goal of avoiding incorporation into our products or components thereof any 3TG metals that have helped to fund conflict or contribute to serious human rights abuses as defined in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition) (“OECD Due Diligence Guidance”).

We have designed our processes with the objective of complying with the Rule and interpretive guidance and to conform with the internationally recognized framework set out in the OECD Due Diligence Guidance.

DUE DILIGENCE DESIGN

Our due diligence process follows the five-step framework set out in the OECD Due Diligence Guidance. We are currently at the beginning stages of designing and implementing our due diligence process. The following discussion outlines the process that we undertook for Reporting Year 2023 and that we intend to utilize in future reporting years.

Step 1: Establish strong company management systems

We are implementing the following measures regarding conflict minerals:

•Management System. We have assembled a cross-functional working group to oversee development, communication and implementation of our strategy regarding conflict minerals.
•Responsible Minerals Policy. We have adopted a policy designed to guide our development and maintenance of a responsible supply chain with regards to the sourcing of minerals, with an initial focus on conflict minerals. This policy has been posted at the Company’s Investor Relations page of its website at investors.rapidmicrobio.com.
•Supplier Engagement. We have developed a standard communication strategy with our purchasing group to contact our suppliers, communicate our requirements and collect the supplier’s CMRT responses used to complete our RCOI. The results of this engagement have allowed us to render the statements made and the conclusions reached in this report.
•Maintain Records. We have established a due diligence process for the maintenance and retention of our supplier database and relevant supporting documentation.

Step 2: Identify and assess risks in the supply chain

For direct suppliers indicating that they provide products or components with 3TG metals (“in-scope suppliers”), we initiated our RCOI process which included: a request for a completed CMRT; follow-up and escalation for non-responsive suppliers; review of the CMRTs we received; and determination if further actions were needed based on the supplier’s response. We conducted an iterative verification process on each in-scope supplier’s CMRT that we received to uncover inconsistencies or risk in the supplier’s response.

For Reporting Year 2023, we conducted this survey process with 44 of our direct material suppliers. We also actively worked with our in-scope suppliers to identify other entities in our supply chain that are further upstream than our direct suppliers. We rely on these in-scope suppliers to provide us with information about the source of conflict minerals contained in the components supplied to us. Our in-scope suppliers are reliant upon information provided to them by their suppliers, just as we are reliant on information supplied by our in-scope suppliers.

For Reporting Year 2023, we worked with a specialist consultancy service provider to assist in tracking data, assessing risks, and preparing our reporting.

Our in-scope suppliers are expected to extend a similar identification process to their own suppliers and cascade them down the supply chain until the Smelters of 3TG metals contained in the products supplied to us (either directly or indirectly) can be identified.

We required our identified in-scope suppliers to report on their progress through the RMI CMRT, which we intend to request that they complete on an annual basis. The CMRT is designed to identify the Smelters from which any 3TG metals are sourced for each in-scope product we procure from them.

We intend to engage with in-scope suppliers to raise awareness of our processes and requirements. We plan to share best practice advice on how to complete the CMRT and provide a dedicated point of contact at the Company to respond to suppliers’ questions regarding conflict minerals reporting. As we begin to incorporate conflict mineral contract clauses into supplier contracts, we plan to help our suppliers understand how to meet these requirements.

Step 3: Design and implement a strategy to respond to identified risks

Our strategy to respond to identified risks includes a range of measures that form part of our due diligence process.

We review supplier responses to the CMRT and follow up with suppliers to request clarification or more complete responses where necessary. If risks are identified, we intend to engage with suppliers and request their commitment to corrective actions to manage these risks, including a commitment to improve data quality.

We have established a communication and escalation process to notify and engage, if required, senior management where any potentially significant risks are identified.

When our in-scope suppliers identify Smelters within our supply chain that are RMAP (“Responsible Minerals Assurance Process”) Non-Conformant, we intend to ask them to encourage these Smelters to participate in the RMAP process. If our in-scope suppliers do not do so, we expect to consider alternate sourcing arrangements.

Step 4: Carry out independent third-party audits of Smelter due diligence practices

We do not have direct relationships with Smelters with respect to 3TG. We do not directly purchase raw minerals, ores, or 3TG metals. We are many steps removed from the mines and Smelters that supply the minerals, ores, and 3TG metals contained in our products.

We do not perform or direct Smelter audits of companies within our supply chain, but like many other companies, we rely upon the Responsible Minerals Initiative (“RMI”) RMAP for meeting Step 4.

Step 5: Report annually on supply chain due diligence

In accordance with the Rule and the OECD Due Diligence Guidance, we intend to make this report and future conflict minerals reports publicly available on our website.

DUE DILIGENCE RESULTS

We surveyed our 44 in-scope suppliers regarding their source and custody of 3TGs using the RMI’s CMRT. We received responses from 73% of these in-scope suppliers. These suppliers did not provide product-level responses to the RCOI, but rather reported in the aggregate by supplier. As such, we do not know how many of the Smelters reported by these suppliers provided materials that were specifically used in our supply chain. We rely on our direct suppliers to gather information about Smelters in our supply chain because we do not directly purchase raw minerals, ores, or 3TG metals.

These suppliers have reported to us 352 Smelters identified by RMI. However, we do not believe that all of these facilities are contributing materials that are used in the production of our products. The potential over-reporting of Smelters is a function of our products containing components several steps removed from the 3TG processing facilities and of intermediate suppliers failing to provide customer- or product-specific CMRTs to our direct suppliers.

EFFORTS TO DETERMINE MINE OR LOCATION OF ORIGIN

We requested that our in-scope suppliers complete the CMRT, which includes the completion of all necessary Smelter identification information. This information is designed to enable the validation of these Smelters as well as the tracing of the 3TGs to their location of origin. We have determined that seeking this information regarding Smelters in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Responses from our suppliers confirmed that there remain significant challenges in finding information about the country of origin of 3TG metals and the Smelters from which 3TG metals were sourced, as this information is often unavailable, incomplete, or potentially erroneous. We intend to continue engaging with suppliers to improve the completeness and quality of information they provide to us.

CONTINUOUS IMPROVEMENT EFFORTS TO MITIGATE RISK

We are taking a range of steps to enhance the due diligence process and mitigate risk associated with the use of conflict minerals in our products.

In this regard, we are in the process of implementing contractual mechanisms with the objective of obligating our suppliers to comply with applicable laws and regulations governing conflict minerals.

We aim to use only minerals in our supply chain that do not fund conflict or contribute to gross human rights abuses. As a result, our goal is to use materials from Covered Countries that have been processed by Smelters verified by third-party assurance programs, such as the RMI RMAP.

We intend to continue to improve our conflict minerals program by:

a.Encouraging our suppliers to implement a conflict minerals policy and report their source and custody of conflict minerals or improve their existing responsible minerals program.
b.Improving the completeness and quality of information provided by suppliers, particularly in relation to the identification of Smelters and the country of origin of 3TG metals and in providing CMRT information on Smelters at the product level.
c.Seeking our suppliers’ commitment to implement further improvements in relation to due diligence processes, including asking them to reach out to RMAP non-conformant Smelters identified as being within our supply chain to either encourage them to undergo a RMAP audit or remove them from the supply chain.

Cautionary Statement Regarding Forward-Looking Statements

This Specialized Disclosure Report on Form SD includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this Form SD that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our use of conflict minerals in our products, our due diligence process in respect thereof and our plans to develop, implement and enhance our controls around our supply chain and the timing thereof.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s ability to implement our plans with respect to the use of conflict minerals in our supply chain; and the other important factors outlined under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2024, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of its website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this Form SD to reflect changes since the date of this Form SD, except as may be required by law.